Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                             Six months
                                                                                                ended          Year ended
                                                                                              June 30,        December 31,
                                                                                                2007              2006
                                                                                                ----              ----
Pretax income (loss) from operations:
  Net income (loss).......................................................................     $(49.5)            $ 96.5
  Add income tax expense (benefit)........................................................      (27.0)              55.8
                                                                                               ------             ------

     Pretax income (loss) from operations.................................................      (76.5)             152.3
                                                                                               ------             ------

Add fixed charges:
  Interest expense on corporate debt......................................................       33.0               52.9
  Interest expense on investment borrowings...............................................       18.5               20.6
  Interest added to policyholder account balances ........................................      207.3              426.8
  Portion of rental (a)...................................................................        7.2               13.2
                                                                                               ------             ------

     Fixed charges........................................................................      266.0              513.5
                                                                                               ------             ------

     Adjusted earnings....................................................................     $189.5             $665.8
                                                                                               ======             ======

         Ratio of earnings to fixed charges...............................................        (b)              1.30x
                                                                                                   =               =====

Fixed charges.............................................................................     $266.0             $513.5
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income).......................................       21.8               60.0
                                                                                               ------             ------

     Fixed charges plus preferred dividends...............................................     $287.8             $573.5
                                                                                               ======             ======

     Adjusted earnings....................................................................     $189.5             $665.8
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends.......................        (c)              1.16x
                                                                                                   =               =====

--------------------

(a)  Interest portion of rental is estimated to be 33 percent.

(b)  For such ratio, earnings were $76.5 million less than fixed charges.

(c)  For such ratio, earnings were $98.3 million less than fixed charges.